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               ARTICLES OF INCORPORATION
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                          OF
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                  GLEN BURNIE BANCORP
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                      AS AMENDED
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THIS IS TO CERTIFY:

     ARTICLE ONE:   I, the undersigned, Henry L. Hein, whose
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post office address is 101 Crain Highway, SE, Glen Burnie,
Maryland 21061, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

     ARTICLE TWO:   The name of the Corporation, which is
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hereinafter called The Corporation is:

                  GLEN BURNIE BANCORP

     ARTICLE THREE: The purposes for which the Corporation is
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formed are as follows:

               (a) To engage in the business of a bank holding company, as allowed under applicable Federal Statutes and the rules and regulations of the Federal Reserve Board.

               (b)  To acquire, hold, own, sell, assign,
exchange, transfer or otherwise dispose of or deal in and with any of the shares of capital stock and other securities and interest issued or created by any banking institution or association organized under the laws of the United States of America, any state, other political subdivision or any foreign government, or any other firm or corporation to the extent permitted by applicable laws or regulations.

               (c) To do any acts necessary or advisable for their preservation, protection, improvement and enhancement in value.

               (d) To do anything permitted by Section 2-103 of the Corporations and Associations Article of the Annotated
Code of Maryland as amended from time to time.

     ARTICLE FOUR:  The post office address of the principal
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office of The Corporation in this State is:

                 101 Crain Highway, SE
                 Glen Burnie, MD 21061

     The name and post office address of the resident agent of The Corporation in this State is:

                     Henry L. Hein
                 101 Crain Highway, SE
                 Glen Burnie, MD 21061

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     ARTICLE FIVE:  The total number of shares of capital stock
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which The Corporation has authority to issue is fifteen million
(15,000,000) with a par value of One Dollar ($1.00) per share. The total par value of the shares shall be Fifteen Million Dollars ($15,000,000).

     ARTICLE SIX:   The number of directors of the Corporation
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shall not be less than five (5) nor more than thirty (30), the exact number of directors to be fixed from time to time in the manner provided in the By-Laws.

                    The names of the directors who shall act until the first annual meeting or until their successors are duly elected and qualify are: Theodore L. Bertier, Jr., Jan W. Clark, F. Ward DeGrange, Sr., John E. DeGrange, Sr., John E. Demyan, Louis J. Doetsch, F. Paul Dorr, Jr., Carl L. Hein, Jr., Henry L. Hein, Frederick W. Kuethe, III, Murray D. O'Malley, William A. Pumphrey, Jr., Edward M. Webster, Katherine P. Wellford.

     ARTICLE SEVEN: The affirmative vote of the holders of not
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less than 80% of the outstanding shares of stock of The
Corporation entitled to vote shall be required for the approval or authorization with respect to the following:

               (a)  The amendment of Articles of Incorporation.

               (b) The consolidation of the Corporation with one or more corporations to form a new consolidated corporation.

               (c) The merger of The Corporation with another corporation or the merger of one or more corporations into The
Corporation.

               (d) The sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of The
Corporation, including its good will.

               (e) The participation of The Corporation in a share-exchange (as defined in the Corporations & Associations
Article of the Annotated Code of Maryland) the stock of which is to be acquired.

               (f) The voluntary liquidation, dissolution or winding up of The Corporation.

     ARTICLE EIGHT:
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               (a)  As used in this Article any word or words
that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, (the "indemnification section") as amended from time to time, shall have the same meaning as provided in the "indemnification section".

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               (b)  The Corporation shall indemnify a present
or former director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the indemnification section.

               (c)  With respect to any corporate
representative other than a present or former director or officer, the Corporation may indemnify such corporate representative in connection with a proceeding to the fullest extent permitted by and in accordance with the indemnification section; provided, however, that to the extent a corporate representative other than a present or former director or officer successfully defends on the merits or otherwise, any proceeding referred to in Subsection (b) or (c) of the indemnification section or any claim, issue or matter raised in such proceeding, the corporation shall not indemnify such corporation representative other than a present or former director or officer of the indemnification section, unless until it shall have been determined and authorized in specific case by
(a) an affirmative vote at a duly constituted meeting at a majority of the Board of Directors who were not parties to the proceeding or (b) an affirmative vote, at a duly constituted meeting of a majority of all the votes cast by stockholders who were not parties to the proceedings, an indemnification of such corporate representative other than a present or former director or officer is proper in the circumstances.

     ARTICLE NINE:  The duration of the corporation shall be
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perpetual.

     ARTICLE TEN:   The holders of the capital stock of the
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Corporation shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation, whether now or hereafter authorized.

     ARTICLE ELEVEN:  At the 1999 Annual Meeting of
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Stockholders, the Directors elected by the Stockholders shall be divided into three classes (denominated as Class A, Class B and Class C), as nearly equal in number as reasonably possible, with the term of office of the Class A Directors to expire at the year 2000 Annual Meeting of Stockholders, the term of office of the Class B Directors to expire at the year 2001 Annual Meeting of Stockholders, and the term of office of the Class C Directors to expire at the year 2002 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a three (3) year term of office, provided that the Stockholders electing new or replacement Directors may from time to time specify a term of less than three years in order to maintain the number of Directors in each class as nearly equal as possible.

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     IN WITNESS WHEREOF, I have signed these Articles of
Incorporation this 20th day of December, 1990.





/s/ Barbara Elswick            /s/ Henry L. Hein      (SEAL)
--------------------------     --------------------
Witness                        HENRY L. HEIN



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